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                                                                       EXHIBIT 5

                               ADVISORY AGREEMENT

                  AGREEMENT, dated January 1, 1998 between CHESTNUT STREET EXCHANGE FUND, a California Limited Partnership ("Fund"), and PNC BANK, N.A., a national banking association ("PNC"), and PROVIDENT INSTITUTIONAL MANAGEMENT CORPORATION ("PIMC"), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940 and wholly-owned by PNC.

                  WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940; and

                  WHEREAS, the Fund desires to retain PNC and PIMC to render investment advisory and administrative services to the Fund, and PNC and PIMC are willing to render such services;

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. DELIVERY OF DOCUMENTS. The Fund has previously furnished PNC with copies properly certified or authenticated of each of the following:

                           (a) The Fund's Restated Certificate and Agreement of Limited Partnership dated August 16, 1976 and recorded in California on August 16, 1976 and all subsequent restatements and amendments thereto. Such Restated Certificates and Agreement of Limited Partnership, as presently in effect and as it may hereinafter from time to time be restated or further amended, is hereinafter referred to as the "Certificate of Limited Partnership";

                           (b) The Fund's Code of Regulations, as amended, (such Code, as presently in effect and as it may hereinafter from time to time be amended, is hereinafter referred to as the "Code");

                           (c) Resolutions of the Managing General Partners of the Fund authorizing the appointment of the Advisers and approving this Agreement; and

                           (d) An Order of the Securities and Exchange
         Commission, dated November 9, 1976, exempting the Fund from certain provisions of Sections 2(a)(3), 2(a)(19), 18(f) and 22(e) of the Investment Company Act of 1940, and exempting the Non-Managing General Partner of the Fund from certain provisions of Section 17(a) of the
         Act.
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                  The Fund agrees to furnish PIMC from time to time with copies, properly certified or authenticated, of any amendments or supplements to the foregoing.

                  2. APPOINTMENT. The Fund hereby appoints PNC and PIMC to act an investment advisers to the Fund for the period and on the terms set forth in this Agreement. The PNC and PIMC are sometimes hereinafter referred to collectively as "the Advisers." The Advisers accept such appointment and agree that the services herein set forth shall be rendered for the compensation herein provided.

                  3. SERVICES RENDERED BY PNC. Subject to the supervision of the Managing General Partners of the Fund, PNC, through its Trust Division and on behalf of the Fund, will provide PIMC investment research and credit analysis concerning prospective and existing Fund investments, make recommendations to PIMC with respect to the Fund's continuous investment program, recommend to PIMC the portion of the Fund's assets to be invested or held uninvested in cash or cash equivalents, supply PIMC computer facilities and operating personnel, and provide certain statistical services as PIMC may from time to time reasonably request. PNC will provide the services rendered by it hereunder in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and as they may hereafter be amended. PNC further agrees that it:

                           (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

                           (b) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission (hereinafter called the "Rules"), and will in addition conduct its activities under this Agreement in accordance with the regulations of the Board of Governors of the Federal Reserve System pertaining to the investment advisory activities of bank holding companies to the same extent as if such regulations were by their terms applicable to its activities hereunder;

                           (c) will not invest its assets or assets of any fiduciary account managed by it in Shares of the Fund, make loans for purposes of purchasing or carrying such Shares or make loans to the Fund;

                           (d) will maintain or cause PIMC to maintain all books and records with respect to the Fund's securities transactions and shall keep or shall cause PIMC to keep the Fund's books of account;


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                           (e) will render to the Fund's Managing General
         Partners such periodic and special reports as the Board may request;

                           (f) will maintain its policy and practice of conducting its Trust Division independently of its Commercial Division. In making investment recommendations for the Fund, Trust Division personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund's account are customers of the Commercial Division. In dealing with commercial customers, the Commercial Division will not inquire or take into consideration whether securities of those customers are held by the Fund; and

                  4. SERVICES PROVIDED BY PIMC. Subject to the supervision of the Managing General Partners of the Fund, PIMC will provide a continuous investment program for the Fund's portfolio, including investment research and management with respect to all securities and investments and cash and cash equivalents in the portfolio. PIMC will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund, and what portion of its assets will be invested or held uninvested in cash or cash equivalents. PIMC will provide the services rendered by it hereunder in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and as they may hereafter be amended. PIMC further agrees that it:

                           (a) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, PIMC will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, PIMC may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Fund with research advice and other services. In no instance will portfolio securities be purchased from or sold to PNC, PIMC or any affiliated person thereof;

                           (b) will conform with all applicable Rules, and will in addition conduct its activities under this Agreement in accordance with the regulations of the Board of Governors of the Federal Reserve System pertaining to the investment advisory activities of bank holding companies to the same extent as if such regulations were by their terms applicable to the activities of PIMC;

                           (c) will not invest its assets or the assets of any accounts advised by it in Shares of the Fund, make loans


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         for the purpose of purchasing or carrying Shares, or make loans to the
         Fund; and

                           (d) will compute the net asset value and the net income of the Fund on each business day as described in the Prospectus or as more frequently requested by the Fund.

                  5. SERVICES NOT EXCLUSIVE. The investment advisory services rendered by PNC and PIMC hereunder are not to be deemed exclusive, and PNC and PIMC shall be free to render similar services to others so long as their services under this Agreement are not impaired thereby.

                  6. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 of the Rules, the Advisers hereby agree that all records which they maintain for the Fund are property of the Fund and further agree to surrender promptly to the Fund any of such records upon the Fund's request. The Advisers further agree to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by Rule 31a-1 of the Rules.

                  7. EXPENSES. During the term of this Agreement, the Advisers will pay all expenses incurred by them in connection with their activities under this Agreement other than the cost of (including brokerage commissions, if any) securities purchased for the Fund.

                  In addition, if the expenses borne by the Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which the Shares are registered or qualified for sale to the public, the Advisers shall reimburse the Fund for any excess up to the amount of the fees payable to PIMC during such fiscal year pursuant to paragraph 8 hereof.

                  8. COMPENSATION. For the services provided hereunder by PNC and PIMC and the expenses assumed pursuant to this Agreement, the Fund will pay PIMC, and PNC and PIMC will accept as full compensation therefor, a fee computed daily and paid monthly at the annual rate of 4/10 of 1% of the first $100,000,000 of the Fund's net assets, plus 3/10 of 1% of net assets exceeding $100,000,000.

                  9. LIMITATION OF LIABILITY OF THE ADVISORS. The Advisers shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence by either of them in the performance of their duties or from reckless


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disregard by either of them of their obligations and duties under this
Agreement.

                  10. DURATION AND TERMINATION. This Agreement shall become effective on January 1, 1998 or the date upon which it is approved by a majority of the outstanding voting securities of the Fund at a meeting of Partners, whichever is later. Unless sooner terminated as provided herein, this Agreement shall continue until March 31, 1999. Thereafter, if not terminated, this Agreement shall continue for successive annual periods ending on March 31, provided, such continuance for successive annual periods is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Managing General Partners of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Managing General Partners of the Fund or by vote of a majority of the outstanding voting securities of the Fund, provided however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Managing General Partners of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on 60 days' written notice to the Advisers, or the Advisers at any time, without payment of any penalty, on 90 days' written notice to the Fund. This Agreement will terminate automatically in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the Investment Company Act of 1940.)

                  11. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

                  12. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

                  13. NO PERSONAL LIABILITY. The persons executing this Agreement on behalf of the Fund have executed the Agreement as Managing General Partners or officers of the Fund and not individually. The obligations of the Fund hereunder and any


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liabilities or claims in connection therewith are not binding upon any of the
Limited Partners of the Fund individually, but are binding only upon the assets and property of the Fund.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:                             PNC BANK, N.A.

/s/ Gary M. Gardner                 By:/s/ Joseph Gramlich
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[corporate seal]

                                    PROVIDENT INSTITUTIONAL
Attest:                             MANAGEMENT CORPORATION

/s/ Gary M. Gardner                 By:/s/ Lisa M. Buono
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[corporate seal]

Attest:                             CHESTNUT STREET EXCHANGE FUND

/s/ Terrance James Reilly           By:/s/ Robert R. Fortune
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